As filed with the Securities and Exchange Commission on March 9, 2009
Registration Statement No. 333-155422

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TARGANTA THERAPEUTICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-3971077

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
222 Third Street, Suite 2300
Cambridge, MA 02142-1122
(617) 577-9020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul M. Antinori
General Counsel & Senior Vice President
The Medicines Company
8 Sylvan Way
Parsippany, New Jersey 07054
(973) 290-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copies to:
David E. Redlick
Hal J. Leibowitz
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
(617) 526-6000
Approximate date of commencement of proposed sale to the public: This post-effective amendment no. 1 deregisters those securities that remain unsold hereunder as of the effective date hereof.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     On November 18, 2008, Targanta Therapeutics Corporation (the “Registrant”) filed a registration statement on Form S-3 (File No. 333-155422) (the “Registration Statement”), to register an indeterminate number of shares of common stock of the Registrant, an indeterminate number of shares of preferred stock of the Registrant, an indeterminate number of warrants to purchase shares of Registrant common stock, Registrant preferred stock and/or debt securities and an indeterminate principal amount of debt securities (including debentures, notes or other evidences of indebtedness) of the Registrant having an aggregate initial offering price not to exceed $100,000,000 (collectively, the “Securities”) to be offered from time to time. The Registration Statement was declared effective on December 2, 2008. The Registrant has not offered or sold any Securities registered pursuant to the Registration Statement.
     On February 25, 2009, Boxford Subsidiary Corporation, a Delaware corporation and wholly owned subsidiary of The Medicines Company, a Delaware corporation (“The Medicines Company”), merged with and into the Registrant (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of January 12, 2009 (the “Merger Agreement”), by and among The Medicines Company, Boxford Subsidiary Corporation and the Registrant, with the Registrant continuing as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of The Medicines Company.
     As a result of the Merger, the Registrant does not intend to offer or sell Securities under the Registration Statement and, therefore, is filing this Post-Effective Amendment No. 1 to the Registration Statement, on its own behalf, to deregister the $100,000,000 aggregate dollar amount of Securities, all of which remain unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this post-effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on March 6, 2009.

TARGANTA THERAPEUTICS CORPORATION
By:	/s/ Clive A. Meanwell
	Name:	Clive A. Meanwell
	Title:	President and Sole Director

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clive A. Meanwell Clive A. Meanwell	President and Sole Director (Principal Executive Officer)	March 6, 2009
/s/ Glenn P. Sblendorio Glenn P. Sblendorio	Treasurer (Principal Financial and Accounting Officer)	March 9, 2009